Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
David Flanery
Chief Financial Officer
(502) 261-4753

Papa John’s Increases Stock Repurchase
Authorization by $50 Million

Louisville, Kentucky (August 14, 2008) - Papa John’s International, Inc. (NASDAQ: PZZA) today announced that its Board of Directors has approved an increase to $775 million in the amount of the company’s common stock that may be repurchased by the company from time to time through December 31, 2009. This represents a $50 million increase in the previously authorized amount, and includes the authorization to purchase shares in both the open market and private transactions, and pursuant to a 10b5-1 trading plan.

The company announced that to date it has repurchased $705.1 million of its stock since the inception of the repurchase program in 1999. As of June 29, 2008, the company had approximately 28.7 million shares of common stock outstanding on a fully diluted basis (approximately 28.1 million actual shares outstanding).

As of June 29, 2008 Papa John’s had 3,270 restaurants (670 company-owned and 2,600 franchised) operating in all 50 states and 28 countries. For more information about the company, visit Papa John’s at http://www.papajohns.com.